Exhibit (e)(1)

AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS AMENDMENT, effective as of ____, 2017, to the Distribution Agreement, dated as of June 30, 2016 (the “Agreement”), is entered into by and among THE RBB FUND, INC., a Maryland corporation, (the “Company”), Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”), and ”). Campbell & Company Investment Adviser LLC, a Delaware limited liability company and an investment advisor to the Company (the “Advisor”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Company, the Distributor and Advisor desire to amend the series of the Company to add a new Fund; and

WHEREAS, Section 11 of the Agreement provides that the Agreement may be amended by written agreement executed by both parties.

NOW, THEREFORE, the parties agree to amend and restate Exhibit A of the Agreement for the purposes of adding the Campbell Managed Futures 10V Fund to the Agreement. Exhibit A of the Agreement is hereby replaced with the Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THE RBB FUND, INC.	QUASAR DISTRIBUTORS, LLC

By:	By:

Printed Name: Salvatore Faia	Printed Name: James R. Schoenike
Title: President	Title: President

CAMPBELL & COMPANY INVESTMENT
ADVISER, LLC

By:
Printed Name:
Title:

Exhibit (e)(1)

Exhibit A to the Distribution Agreement – The RBB Fund, Inc.

Fund Name

Campbell Core Carry Fund
Campbell Core Trend Fund
Campbell Managed Futures 10V Fund